UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification No.

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2012, KCP&L Greater Missouri Operations Company (“GMO”), a wholly-owned subsidiary of Great Plains Energy Incorporated (“Great Plains Energy”), and GMO Receivables Company (“Receivables Company”), a wholly-owned subsidiary of GMO, entered into a Purchase and Sale Agreement (“PSA”) dated as of May 31, 2012.  Also on May 31, 2012, GMO, Receivables Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“Agent”), as agent, and Victory Receivables Corporation (“Victory”) entered into a Receivables Sale Agreement (“RSA”) dated as of May 31, 2012.  The PSA and the RSA are collectively referred to herein as the “Agreements”.

Under the PSA, GMO sells or contributes all of its retail electric and steam service accounts receivable and associated rights and proceeds to Receivables Company at a price equal to the outstanding balance of the accounts receivable adjusted for the uncertainty of payment and Receivables Company’s costs and return.  The purchase price is paid by Receivables Company by remitting the net proceeds it receives from selling the accounts receivable under the RSA and by a subordinated note for the balance of the purchase price.

Under the RSA, Receivables Company sells an undivided percentage ownership interest in the accounts receivable and associated rights and proceeds at a price based on the balance of the accounts receivable adjusted for reserves and cost of funds.  Receivables Company also pays certain fees for the facility to Agent and Victory.  Agent has been granted a security interest in the PSA and the accounts receivable.  Victory's obligation to purchase accounts receivable is limited to a maximum of $80 million in aggregate outstanding principal amount during the period of June 1 through October 31, and to a maximum of $65 million in aggregate outstanding principal amount during the period of November 1 through May 31 of each year.  GMO acts as collection agent for the accounts receivable.

Neither GMO nor Receivables Company are responsible for the financial ability of the obligors on the accounts receivable to make payment, but GMO and Receivables Company are responsible for accounts receivable not paid due to defects or acts of GMO or Receivables Company.

The Agreements contain representations and affirmative, negative and financial covenants customary for such arrangements.  The Agreements terminate on September 9, 2014.  The PSA may also be terminated by either party on five business days’ notice, or upon the occurrence of certain bankruptcy events of GMO or if the RSA terminates.  The RSA may be terminated on 30 days’ notice by Receivables Company to the Agent, and may also be terminated upon the occurrence of certain termination events, including but not limited to: breaches of representations, warranties and covenants; failure of GMO or Receivables Company to make required payments; certain bankruptcy events of GMO or Receivables Company; failure to maintain delinquency, default or loss-to-liquidation ratios below established limits; default on indebtedness aggregating more than $50,000,000; failure of Agent's security interest in the accounts receivable to constitute a perfected, first priority security interest; or GMO or Receivables Company ceasing to be a wholly-owned direct or indirect subsidiary of Great Plains Energy.  Upon termination of the Agreements, Victory's obligation to purchase accounts receivable ceases and Victory’s percentage interest in the accounts receivable will be deemed 100% until Victory's outstanding investments in the accounts receivable and other amounts owed to the Agent and Victory have been paid.

The Bank of Tokyo-Mitsubishi, Ltd. is a lender and issuer under a $200 million credit agreement with Great Plains Energy, a $600 million credit agreement with Kansas City Power & Light Company and a $450 million credit agreement with GMO.   Union Bank, N.A., an indirect wholly-owned subsidiary of The Bank of Tokyo-Mitsubishi UFJ, Ltd., also serves as a lender and syndication agent under each of the credit agreements with Great Plains Energy, KCP&L and GMO.  Union Bank, N.A., or one of its affiliates, also serves as trustee under indentures associated with certain of GMO’s long-term debt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Kevin E. Bryant
Kevin E. Bryant
Vice President – Investor Relations and Treasurer

Date: June 6, 2012